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                                   Exhibit 11


                  COMPUTATION OF NET EARNINGS PER COMMON SHARE





                                                        Three Months Ended
                                                              March 31,
                                                     ---------------------------
                                                       1996             1995
                                                     ---------        ----------
EARNINGS
Net Earnings                                        $1,241,828        $1,471,228
                                                    ----------        ----------


SHARES
Weighted Average Number
 of Common Shares Outstanding                        4,735,314         4,719,188
Common Share Equivalents                                87,756            38,906
                                                    ----------        ----------
Weighted Average Common
 Shares Outstanding and
 Equivalents                                          4,823,070         4,758,094
                                                    ==========        ==========


PRIMARY EARNINGS PER
COMMON SHARE
Net Earnings                                        $      .26        $      .31
                                                    ==========        ==========
